As filed with the Securities and Exchange Commission on August 12, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Genworth Financial, Inc.

(Exact Name of Issuer as Specified in its Charter)

Delaware	33-1073076
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

6620 West Broad Street

Richmond, Virginia 23230

(Address of Principal Executive Offices)

Genworth Financial, Inc. Retirement and Savings Plan

Genworth Financial, Inc. Deferred Compensation Plan

(Full Title of the Plans)

Leon E. Roday, Esq.

Senior Vice President, General Counsel and Secretary

Genworth Financial, Inc.

6620 West Broad Street

Richmond, Virginia 23230

(Name and Address of Agent for Service)

(804) 281-6000

(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, $0.001 par value per share (1)	6,000,000 shares	$30.75 (2)	$184,500,000 (2)	$21,716
Deferred Compensation Obligations (3)	$ 30,000,000	N/A	$30,000,000	$3,531

(1)	Shares to be offered or issued under the Genworth Financial, Inc. Retirement and Savings Plan. This Registration Statement shall also cover any additional shares of Class A Common Stock attributable to these registered shares which become issuable under such plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Company’s receipt of consideration which results in an increase in the number of the outstanding shares of the Company’s Class A Common Stock. Pursuant to Rule 416(c), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Genworth Financial, Inc. Retirement and Savings Plan.
(2)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, based on the high and low prices for the Class A Common Stock on the New York Stock Exchange Composite Tape for August 9, 2005.
(3)	Represents $30,000,000 of deferred compensation obligations (DCOs) offered under the Genworth Financial, Inc. Deferred Compensation Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a) The documents constituting Part I of this Registration Statement will be sent or given to participants in the plans as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended.

(b) Upon written or oral request, Genworth Financial, Inc. (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above mentioned information should be directed to Investor Relations, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230 at (804) 281-6000.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

The Company hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

(b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2004;

(c) All other reports filed by the Genworth Financial, Inc. Retirement and Savings Plan pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2004; and

(d) The description of the Company’s Class A Common Stock contained in the Company’s Registration Statement on Form S-1 under the Securities Act (Reg. No. 333-112009), which description is incorporated by reference into the Form 8-A filed with the Commission on May 24, 2004, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed for the purpose of further updating such description.

All documents subsequently filed by the Company or the Genworth Financial, Inc. Retirement and Savings Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

This registration statement covers (i) shares of the Company’s Class A Common Stock and an indeterminate amount of plan interests that may be offered under the Genworth Financial, Inc. Retirement and Savings Plan, and (ii) deferred compensation obligations (“DCOs”) that may be offered under the Genworth Financial, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”). The following summary of the DCOs is qualified in its entirety by reference to the Deferred Compensation Plan.

The DCOs offered under the Deferred Compensation Plan represent unfunded obligations of the Company to pay to participants certain compensation amounts that the participants have elected to defer. The Deferred Compensation Plan is intended to allow certain highly compensated employees to defer the payment of current compensation to future years for tax and financial planning purposes. Subject to the terms and conditions set forth in the Deferred Compensation Plan, each participating employee may elect to defer a portion of his or her salary and/or bonus, and such deferred amounts are credited to the participant’s account. Amounts in a participant’s account will be indexed to one or more deemed investment alternatives chosen by each participant from a range of such alternatives available under the Deferred Compensation Plan. Each participant’s account will be adjusted to reflect the investment performance of the selected investment fund(s), including any appreciation or depreciation.

The DCOs are payable in cash and generally will be paid in either a lump-sum or in annual installments over ten (10) years upon termination of service, or in a specified plan year, as elected by the participant. In the event of an unforeseeable financial hardship, the participant may elect to receive some or all of the deferred amounts and related earnings, subject to approval by the Management Development Compensation Committee of the Board of Directors of the Company.

The obligation to pay the balance of each participant’s account will at all times be an unfunded and unsecured obligation of the Company. Benefits are payable solely from the Company’s general funds and are subject to the risk of corporate insolvency. The Company may, but is not required to, establish a grantor trust, which may be a rabbi trust, for the purpose of informally funding the Deferred Compensation Plan. Participants will not have any interest in any particular assets of the Company by reason of any obligation created under the Deferred Compensation Plan. A participant’s right to the DCOs cannot be sold, transferred, assigned, pledged or encumbered except by a written designation of a beneficiary under the terms of the Deferred Compensation Plan. Any attempt to sell, transfer, assign, pledge or encumber the DCOs will be void.

Item 5. Interests of Named Experts and Counsel

The validity of the Class A Common Stock issuable by the Company pursuant to the Genworth Financial, Inc. Retirement and Savings Plan and the deferred compensation obligations incurred by the Company pursuant to the Genworth Financial, Inc. Deferred Compensation Plan will be passed upon for the Company by Leon E. Roday, Senior Vice President, General Counsel and Secretary of the Company. Mr. Roday is paid a salary by Genworth, is a participant in various employee benefit plans offered by Genworth to our employees generally and owns and has options to purchase shares, stock appreciation rights and restricted stock units of Class A Common Stock. Mr. Roday beneficially owns or has rights to acquire an aggregate of less than 1% of our Class A Common Stock.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of such corporation. The DGCL provides that Section 145 is not excluding other rights to which those seeking indemnification may be entitled under any certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transactions from which the director derived an improper personal benefit.

The amended and restated certificate of incorporation of the Company provides that the Company will indemnify its directors and officers to the fullest extent permitted by law and that no director shall be liable for monetary damages to the Company or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law.

The Company maintains standard policies of directors’ and officers’ liability insurance. In addition, General Electric Company (the Company’s ultimate parent) maintains supplemental liability insurance for the directors that it elects to the Company’s board of directors as the holder of the Company’s Class B common stock. The Company’s other non-employee directors also may be covered by directors’ and officers’ liability insurance policies maintained by their respective employers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See Exhibit Index, which is incorporated herein by reference. In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5) of Regulation S-K with respect to the Genworth Financial, Inc. Retirement and Savings Plan, the undersigned registrant hereby undertakes that it will submit or has submitted the Genworth Financial, Inc. Retirement and Savings Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify such plan under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into the registration statement;

(2) that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Company. Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Richmond, state of Virginia on this 12th day of August, 2005.

GENWORTH FINANCIAL, INC.

By:	/s/ Michael D. Fraizer
Name:	Michael D. Fraizer
Title:	Chairman of the Board of Directors, President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Genworth Financial, Inc. hereby severally constitute and appoint Michael D. Fraizer and Richard P. McKenney, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities indicated on the 12th day of August, 2005.

Signature	Title
/s/ Michael D. Fraizer	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)
Michael D. Fraizer

/s/ Richard P. McKenney	Senior Vice President—Chief Financial Officer (Principal Financial Officer)
Richard P. McKenney

/s/ Jamie S. Miller	Vice President and Controller (Principal Accounting Officer)
Jamie S. Miller

/s/ Frank J. Borelli	Director
Frank J. Borelli

/s/ Elizabeth J. Comstock	Director
Elizabeth J. Comstock

/s/ Pamela Daley	Director
Pamela Daley

/s/ Dennis D. Dammerman	Director
Dennis D. Dammerman

/s/ J. Robert Kerrey	Director
J. Robert Kerrey

/s/ David R. Nissen	Director
David R. Nissen

/s/ James A. Parke	Director
James A. Parke

/s/ Thomas B. Wheeler	Director
Thomas B. Wheeler

The Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the Genworth Financial, Inc. Retirement and Savings Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Richmond, state of Virginia on this 12th day of August, 2005.

GENWORTH FINANCIAL, INC. RETIREMENT AND SAVINGS PLAN

By:	/s/ Joseph R. Mays, Jr.
Plan Administrator

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of Genworth Financial, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed June 7, 2004).

4.2	Amended and Restated Bylaws of Genworth Financial, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed December 3, 2004).

4.3	Specimen of Class A Common Stock certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 (No. 333-112009)).

5.1	Opinion of Counsel.

23.1	Consent of KPMG LLP.

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

99.1	Genworth Financial, Inc. Retirement and Savings Plan.

99.2	Genworth Financial, Inc. Deferred Compensation Plan (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed July 22, 2005).

In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5) of Regulation S-K, the Company hereby undertakes that it will submit or has submitted the Genworth Financial, Inc. Retirement and Savings Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Retirement and Savings Plan under Section 401 of the Internal Revenue Code of 1986, as amended.